VOICEAMERICA INTERNET RADIO LAUNCHES FIRST SHOW EVER DEDICATED TO
PUBLIC RELATIONS
Tuesday October 5, 8:06 am ET

CO-HOSTS AND GUESTS TO INCLUDE TOMM LOONEY FROM THE BEST DAMN SPORTS SHOW, SUPERMODELS, POLITICAL COMMENTATORS, REPORTERS, AUTHORS, AND OTHER STARS OF PR

PHOENIX, Oct. 5 /PRNewswire-FirstCall/ -- Cindy Rakowitz will be launching the first Radio Show ever dedicated to the public relations business. "STARS OF PR (with Cindy R)" will debut on November 4th, 2004 on Internet radio station VoiceAmerica (HTTP://WWW.VOICEAMERICA.COM/). VoiceAmerica is a division of SurfNet Media Group, Inc (OTC Bulletin Board: SFNM - NEWS), a leading Internet broadcast media company.

Rakowitz, determined to connect to the news will devote the first show to PR and the new President. National TV and radio commentator Tomm Looney will co-host this first show with detailed analysis about how communications affected the new President in office that day.


Other shows include Special Events, The Glory, and the Garbage; Modeling, Its not as Beautiful As We Look; The Accidental Celebrity, Nightmares of Overnight Success; Mature Cheerleaders -- the ABCs of Sports Pr; The Press Darlings; Spinning in a Crisis and International Communication Faux Pas.


The guest line-up already includes "Hef's" wife Kimberly Hefner; Advertising Age's editor-in-chief Scott Donaton; Executive Director of the (Neil) Bogart Pediatric Program Richard Bondroff; and Mystique Magazine's model and actress with the USC Business degree Diana Kauffman.


According to Krysta Garcia, Executive Producer with VoiceAmerica Radio, "Cindy is the perfect host for the first show dedicated to Public Relations. With 25 years of both Public Relations and on-air experience, she is the only person we were able to find who is so well schooled in every facet of the business. This includes marketing, sales, press relations, advertising, special events, crisis communications and senior-level management." (WWW.RAKNROLLENTERTAINMENT.COM for bio information).


You can hear "Stars of PR" with Cindy R on VoiceAmerica.com live every Thursday beginning November 4, 2004 at 7AM Pacific (10AM Eastern) with encore re-broadcast 12 hours later.


For more information contact: Denise Dion, Director of Marketing for VoiceAmerica.com, 602-426-7200 or denise.dion@voiceamerica.com


About SurfNet Media Group, Inc.


SurfNet Media Group, Inc. is an Internet broadcast media company producing diverse audio and video content streamed globally over the Internet 24/7 through its networks, VoiceAmerica(TM) Radio (http://www.voiceamerica.com/) and BusinessAmerica(TM) Radio (http://www.businessamericaradio.com/).









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